Registration No. 333-
As filed with the Securities and Exchange Commission on June 27, 2018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Taubman Centers, Inc.
(Exact name of registrant as specified in its charter)

Michigan	38-2033632

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

200 East Long Lake Road, Suite 300
Bloomfield Hills, Michigan	48304-2324

(Address of principal executive offices)	(Zip code)
The Taubman Company LLC 2018 Omnibus Long-Term Incentive Plan
(Full title of the plan)

Simon J. Leopold
Executive Vice President, Chief Financial Officer, and Treasurer
Taubman Centers, Inc.
200 East Long Lake Road, Suite 300
Bloomfield Hills, Michigan 48304-2324
(Name and address of agent for service)

(248) 258-6800
(Telephone number, including area code, of agent for service)

Copy to:

Michael S. Ben, Esq.
Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Ave.
Detroit, Michigan 48226-3506
(313) 465-7316

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer  ☒    Accelerated filer ☐
Non-accelerated filer  ☐ (Do not check if a smaller reporting company)    Smaller reporting
company  ☐    Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (1)	2,800,000(2)	$60.23 (3)	$168,644,000	$20,996.18

(1)	Par value $0.01 per share (the “Common Stock”).

(2)
Represents shares of Common Stock issuable under The Taubman Company LLC 2018 Omnibus Long-Term Incentive Plan (the “Plan”), and pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or similar transaction that affects the shares such that an adjustment is appropriate in order to prevent dilution of the rights of participants under the Plan.

(3)
Calculated pursuant to Rule 457(c) and (h) solely for the purpose of computing the registration fee and based on the average of the high and low prices of the Common Stock as traded on the New York Stock Exchange, on June 25, 2018.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The documents listed below are incorporated by reference in this Registration Statement:

1.
Annual Report on Form 10-K of Taubman Centers, Inc. (the “Registrant”) for the year ended December 31, 2017, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.	Quarterly Report on Form 10-Q of the Registrant for the quarter ended March 31, 2018, filed with the Commission pursuant to the Exchange Act.

3.	Current Reports on Form 8-K of the Registrant, dated March 9, 2018 and June 6, 2018, all as filed with the Commission pursuant to the Exchange Act.

4.
Information specifically incorporated by reference into the Annual Report on Form 10-K of the Registrant from the Registrant’s Proxy Statement on Schedule 14A for its 2018 annual meeting of shareholders, filed with the Commission pursuant to the Exchange Act on April 30, 2018.

5.
The description of the Shares contained in the registration statement on Form S-3 of the Registrant filed with the Commission on December 27, 2012, together with any amendment or report filed with the Commission for the purpose of updating such description.

6.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Notwithstanding anything herein, the Registrant is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Under Sections 561-571 of the Michigan Business Corporation Act (as it may be amended from time to time, the “MBCA”), directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if the statutory standard (defined below) is met. In particular, Section 561 of the MBCA provides that a Michigan corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding

(provided that generally the director did not (i) receive a financial benefit to which he was not entitled, (ii) intentionally inflict harm on the corporation or its shareholders, (iii) violate Section 551 of the MBCA relating to loans, dividends and distributions, or (iv) intentionally commit a criminal act, collectively, the “statutory standard”), and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 562 of the MBCA provides that a Michigan corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit if the statutory standard is met. The MBCA does not permit indemnification for a claim, issue or matter in which the person has been found liable to the corporation unless application for indemnification is made to, and ordered by, the court conducting the proceeding or another court of competent jurisdiction.
Section 563 of the MBCA provides that a director or officer who has been successful on the merits or otherwise in defense of an action, suit or proceeding referred to in Sections 561 and 562 of the MBCA, or in defense of a claim, issue, or matter in any such action, suit, or proceeding, shall be indemnified by the corporation against actual and reasonable expenses, including attorneys’ fees, incurred by him or her in connection with the action, suit or proceeding, and any action, suit, or proceeding brought to enforce this mandatory indemnification.
The Registrant’s Amended and Restated Articles of Incorporation (the “Articles”) provide that no director of the Registrant shall be liable to the Registrant or the shareholders for monetary damages for breach of the director’s fiduciary duty. Such provision does not limit a director’s liability to the Registrant or its shareholders resulting from:
(i) a breach of the director’s duty of loyalty to the Registrant or its shareholders;
(ii) acts or omissions of the director not in good faith or that involve intentional misconduct or knowing violation of the law;
(iii) a violation of Section 551(1) of the MBCA (relating to unlawful payments of dividends); or
(iv) a transaction from which the director derived an improper personal benefit.
The Articles provide for mandatory indemnification by the Registrant of the directors (or in a similar capacity for subsidiaries or certain other entities) to the fullest extent permitted or not prohibited by existing law or to such greater extent as may be permitted or not prohibited under succeeding provisions of law. The Articles provide that the Registrant shall pay the expenses incurred by a director of the Registrant (or in a similar capacity for subsidiaries or certain other entities) in defending a civil, criminal, administrative or investigative action, suit, or proceeding involving such person’s acts or omissions as a director of the Registrant (or in a similar capacity for subsidiaries or certain other entities) in advance of the final disposition of the action, suit or proceeding.
The Articles provide the Registrant with the authority to indemnify any officer of the Registrant (or of a subsidiary), if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Unless ordered by a court, indemnification of an officer shall be made by the Registrant only as authorized in a specific case upon the determination that indemnification of the officer is proper in the circumstances because he or she has met the applicable standard of conduct. The Articles authorize the Registrant to pay the expenses incurred by an officer in defending a civil, criminal, administrative or investigative action, suit, or proceeding. The Registrant shall pay such expenses in advance of the final disposition thereof, upon receipt of an undertaking by or on behalf of such officer to repay the expenses if it is ultimately determined that the person is not entitled to be indemnified by the Registrant. Such undertaking shall be by unlimited general obligation of the person on whose behalf advances are made but need not be secured.
The Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or is liable as a director of the Registrant, or is or was serving, at the request of the Registrant, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, regardless of whether the Registrant would have power to indemnify him or her against such liability.
The Registrant has purchased a policy of directors’ and officers’ insurance that insures both the Registrant and its officers and directors against expenses and liabilities of the type normally insured against under such policies, including the expenses of the indemnification described above.

Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Period Ending	Exhibit	Filing Date	Filed Herewith
4.1	Amended and Restated Articles of Incorporation of Taubman Centers, Inc.	8-K		3.1	March 15, 2013
4.2	Amended and Restated By-Laws of Taubman Centers, Inc.	8-K		3.1	November 9, 2017
4.3	The Taubman Company LLC 2018 Omnibus Long-Term Incentive Plan	DEFC 14A		B	April 30, 2018
5.1	Opinion of Honigman Miller Schwartz and Cohn LLP					X
23.1	Consent of KPMG LLP					X
23.2	Consent of Honigman Miller Schwartz and Cohn LLP (included in the opinion filed as Exhibit 5 to this Registration Statement)					X
24	Power of Attorney (included after the signature of the Registrant contained on page 5 of this Registration Statement)					X
Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomfield Hills, State of Michigan, on June 27, 2018.

TAUBMAN CENTERS, INC.
By:	/s/ Simon J. Leopold
Simon J. Leopold
Executive Vice President, Chief Financial Officer, and Treasurer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of TAUBMAN CENTERS, INC., a Michigan corporation (the “Registrant”), hereby constitutes and appoints Robert S. Taubman, Simon J. Leopold and Chris B. Heaphy, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, each with the power of substitution for him or her in any and all capacities, with full power and authority in said attorneys-in-fact and agents and in any one or more of them, to sign and execute and file the proposed registration statement on Form S-8 to be filed by the Registrant under the Securities Act, which registration statement relates to the registration and issuance of the Registrant’s Common Stock, par value $0.01 a share, pursuant to The Taubman Company LLC 2018 Omnibus Long-Term Incentive Plan, and any of the documents relating to such registration statement, any and all amendments to such registration statement, including any amendment thereto changing the amount of securities for which registration is being sought, and any post-effective amendment, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof.

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Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert S. Taubman	Chairman of the Board, President,	June 27, 2018
Robert S. Taubman	Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Simon J. Leopold	Executive Vice President, Chief Financial	June 27, 2018
Simon J. Leopold	Officer and Treasurer (Principal Financial Officer)

/s/ David A. Wolff	Vice President and Chief	June 27, 2018
David A. Wolff	Accounting Officer

/s/ Jerome A. Chazen	Director	June 27, 2018
Jerome A. Chazen

/s/ Mayree C. Clark	Director	June 27, 2018
Mayree C. Clark

/s/ Michael J. Embler	Director	June 27, 2018
Michael J. Embler

/s/ Craig M. Hatkoff	Director	June 27, 2018
Craig M. Hatkoff

/s/ Jonathan Litt	Director	June 27, 2018
Jonathan Litt

/s/ Cornelia Connelly Marakovits	Director	June 27, 2018
Cornelia Connelly Marakovits

/s/ Ronald W. Tysoe	Director	June 27, 2018
Ronald W. Tysoe

/s/ Myron E. Ullman, III	Director	June 27, 2018
Myron E. Ullman, III